Exhibit 99.2

VASCO Data Security International, Inc.

Q2 2016 Earnings Conference Call

Edited Transcript

July 28, 2016

CORPORATE PARTICIPANTS

John Gunn VASCO Data Security International, Inc. - VP, Corporate Communications

Ken Hunt VASCO Data Security International, Inc. - Founder, Chairman, and CEO

Jan Valcke VASCO Data Security International, Inc. - President and COO

Mark Hoyt VASCO Data Security International, Inc. - CFO, Secretary, and Treasurer

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Company - Analyst

Robert Maltbie Singular Research - Analyst

Matthew Galinko Sidoti & Company - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the VASCO Data Security International, Inc. Q2 2016 Earnings Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct the question-and-answer session. (Operator Instructions)

Your host for today is John Gunn, Vice President of Corporate Communications. Please go ahead, sir.

John Gunn - VASCO Data Security International, Inc. - VP, Corporate Communications

Thank you, operator. Greetings, everyone. Thank you for joining the VASCO Data Security Second Quarter 2016 Earnings Conference Call. My name is John Gunn and I’m the Vice President of Corporate Communications. This call is being broadcast over the Internet and can be accessed on the Investor Relations section of VASCO’s website at ir.vasco.com.

With me on the call today and speaking first will be Ken Hunt, VASCO’s Chairman, Founder, and Chief Executive Officer; followed by Jan Valcke, our President and Chief Operating Officer; and then Mark Hoyt, our Chief Financial Officer.

This afternoon, after market close, VASCO issued a press release announcing results for our second quarter of 2016. To access a copy of the press release and other investor information, please visit our website. Following our prepared comments today, we will open the call for questions.

Please note that statements made during this conference call that relate to future plans, events, or performance, including the guidance for full year 2016, are forward-looking statements. We have tried to identify these statements by using words such as believes, anticipates, plans, expects, projects, and similar words. And these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to today’s press release and the company’s filings with the U.S. Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Please note that certain financial measures that may be discussed on this call are expressed on a non-GAAP basis and have been adjusted from the related GAAP financial measure. We have provided an explanation and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures in the earnings press release that can be found in the Investor Relations section of our website at ir.vasco.com.

In addition, please note the date of this conference call is July 28, 2016, and any forward-looking statements and related assumptions are made as of this date. Except as expressly required by the federal securities laws, we undertake no obligation to update these statements as a result of new information or future events or for any other reason.

At this time, I will turn the call over to Ken.

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

Thank you, John, and thank all of you for joining us on the call today. First, I’m very pleased to update you on the positive progress we are making in expanding market opportunities for VASCO and the strong results we achieved for the second quarter of 2016.

Total revenue for the second quarter of 2016 was $54.3 million, which was in line with our expectations at the start of the quarter and was supported by wins in many areas of our business. As you are likely aware, prior year quarters include the largest transaction in company history, so comparisons are challenging. During the second quarter, we continued to gain momentum in building revenue and executing our strategy.

Our strategic plan includes an ongoing investment in eSignLive, our recently acquired electronic signature and document management solution; and hiring additional people to expand our capabilities to develop and deliver industry-leading solutions. This impacted our operating results in a significant manner in the second quarter, with operating income from continuing operations and net income from continuing operations down significantly compared to the second quarter of last year. We believe that the investments we are making in the short term will help accelerate our growth and produce positive results in the future, ultimately making VASCO a stronger, more competitive company.

In an industry where many of our peers are struggling to reverse losses, we are pleased to extend our win streak with our 54th consecutive quarter of positive results for our investors. Our newest solutions continue to gain traction. These include our Cronto technology, QR code-based visual authenticators; DIGIPASS for Apps, mobile authentication security suite; and eSignLive, our electronic signature and document management solution. All of these deliver higher gross margins than our traditional solutions.

For the first six months of 2016, our gross margins were 72%. This compares to 58% for the same period last year. We expect our gross margins to remain at approximately this level for the remainder of 2016. We believe that demand for our market-leading solutions will remain strong and that our unified platform provides security and business enablement capabilities that are well aligned with evolving market needs.

Here are six examples of how VASCO is creating value by enabling our customers to respond to current business trends and challenges. First, in banking, where the majority of our revenue is generated, the adoption of EMV cards in the U.S. at retail is already pushing hackers into other channels, including online and mobile banking, where VASCO excels. Research firm, Aite Group quantifies this impact in a recently published report. Aite Group estimates that account turnover losses for the U.S. financial institutions will increase by almost 20% this year to $0.75 billion. This is a pattern that is being repeated around the globe.

Our innovative Cronto technology and DIGIPASS for Apps mobile application security suites are highly effective defenses against hackers and account takeover. Following a remarkable launch of our Cronto technology with Rabobank, we are seeing adoption by other major banks in additional global regions.

The second trend is the rapid adoption of mobile banking. The just-released Consumer Loss Barometer Survey by KPMG reveals that nearly three out of four consumers and almost 90% of millennials are using mobile banking. As mobile banking continues its march to becoming the preferred channel of banking customers, our DIGIPASS for Apps mobile application security solution is providing an unmatched combination of transparent security, enhanced user convenience, and rock solid application protection.

We are demonstrating leadership again by delivering Runtime Application Self-Protection, also called RASP, as a part of an integrated solution. This solution protects the normal operation of mobile applications even in the presence of malware. It is a powerful differentiator for VASCO and a strong draw for customers and banking and other vertical markets as well. As many of you have probably read, we recently made a strategic investment in Promon, our partner in developing this technology.

The third trend, and still in mobile banking, is the proliferation of biometrics used for authentication. New research published this week by Acuity Market Intelligence reaffirms the adoption of biometrics. In their new report, they estimate that by 2018, 100% of smartphone shipments will include biometric technology. VASCO invested early in this area and is a leader at integrating biometrics into mobile banking security.

We recently expanded DIGIPASS for Apps beyond fingerprint authentication to now include face recognition, what MasterCard calls selfie authentication. VASCO’s biometric authentication solutions allow our customers to bridge the gap between their need for higher levels of security and the imperative to deliver a frictionless user experience. This allows our customers to profit by attracting and retaining more customers with an enhanced user experience.

The fourth trend is the enduring nature of hardware-based security. Over the years in my many discussions with investors, they often ask me about the future of VASCO’s hardware business. During the second quarter, we again answered that question as we have delivered an increase in revenue from our traditional hardware authenticators over the prior quarter.

We also benefited from an increase in the average selling price of our products as major customers continued their migration to our newer, more advanced products, including our Cronto technology that utilizes a patented high-definition QR code to expand customer convenience. The demand for this solution has been driven by more advanced hacker attacks that are defeating less-sophisticated solutions, such as SMS, where a user receives a onetime password via a text message.

In an announcement this week that we expect will have a profound long-term impact on our segment, NIST, the U.S. National Institute of Standards, provided a preview of their forthcoming digital authentication guideline. It essentially calls for the end of SMS authentication saying that out-of-band authentication using SMS is deprecated and will no longer be allowed in future releases of NIST guidance. For this and other reasons, we believe our hardware authentication business will remain strong. Our backlog and pipeline demonstrate that there continues to be demand for our traditional solutions. In large part, this has driven our impressive growth in Japan.

My fifth trend is the rapid rise in demand for solutions that enable agreements and documents to be signed electronically. As you know, VASCO has more than a decade of experience with transaction data signing based on PKI technology and digital certificates. With our acquisition of eSignLive, we expanded into the area of electronic signatures and document management for a broad range of applications, including mortgages, car loans, business agreements, purchase orders, and insurance; essentially everything that used to be signed in an old-fashioned and inefficient manner with paper and ink.

Market demand for electronic signatures is increasing as businesses around the globe implement their digital agendas and drive cost savings and efficiencies in their operations. In fact, Forrester Research has forecast growth in the number of electronic signatures at over 50%, and we believe that with our acquisition of eSignLive, we have the most robust and market-ready solution available.

Our work to integrate eSignLive into VASCO remains on track, and the number of opportunities we are addressing is growing daily. Our VASCO sales team is engaged with eSignLive sales opportunities with existing VASCO customers and new opportunities across all of our global regions.

During Q2, we announced the release of Spring ’16 update to eSignLive, which enhances the solution and adds to its unique capability to deliver on-premises and cloud implementations, full private labeling capabilities, and a highly detailed active audit trail that satisfies compliance and evidentiary requirements.

More recently, the eIDAS Regulation that took effect in the EU on July 1 enables citizens, businesses, and public organizations to utilize a commonly accepted and secure digital signature that carries the same legal weight as a paper signature. This new regulation will eliminate fragmented rules and enable accelerated adoption of electronic signatures among the 28 member nations. eSignLive supports the stringent requirements of the eIDAS Regulation for both advanced and qualified electronic signatures. We now provide full operability with all qualified EU Trust Service Providers.

The final trend that I would like to discuss is the rise in demand for security solutions in the health care market. As I’m sure you have read, health care has become the number one target of hackers. Health care organizations have high-value personal information and hackers want this. We expect that as the attacks and breaches continue, the result will be additional regulation and increased spending on security solutions such as ours.

Some of the investment activity that I mentioned earlier is focused on this promising opportunity. VASCO is building and is investing in building partnerships and solutions for this market. An example of this is our DIGIPASS GO 7, which is a device that has been validated as FIPS 140-2 Level 2-compliant by the Federal National Institute of Standards and Technology, NIST. It satisfies the requirements for the electronic prescription of controlled substances. I wanted to emphasize the significant opportunity that we see in the health care market and the initial traction that we are achieving with new customers and partnerships, as this market increasingly takes on characteristics of the banking segment, where we have been so successful.

We have many solutions that are best in category. Our solutions combine to form a powerful anti-fraud and business enablement platform of tools for customer onboarding, fraud prevention, electronic signatures, mobile application security and risk analysis. Our mission remains simple and focused — we help our customers to fully leverage their online and mobile channels to enhance growth and profitability.

To summarize where we are today, our core business is solid, and our new business lines are achieving the traction that we had envisioned. We are making strategic investments to accelerate growth while adhering to our core philosophy of creating value for customers and shareholders. Our solutions meet the needs of businesses that are striving to realize the efficiencies of an ongoing digital transformation in an increasingly hostile hacking environment.

Businesses worldwide depend on VASCO every day to safeguard their online and mobile transactions and to make their business transactions easier to conduct. We remain confident that we are on the right path to continued success and growth as we play an important role in transforming the online and mobile security landscape.

At this time, I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

Thank you, Ken. We are pleased with our strong performance in the second quarter and, in particular, with the significant gains we achieved in the Asia Pacific region. Our revenue in Asia Pacific grew substantially in Q2 2016, increasing to 32% of total worldwide revenue. This compares to 90% for the full year 2015. This increase was driven primarily by sales to large banks in Japan. As many of you know, we have a very strong position in the Japanese market and provide the largest Japanese banks with DIGIPASS authentication solutions.

Large customers are refreshing their hardware solutions with the next-generation solution, and some of these orders include our Cronto technology. We are also gaining adoption of our DIGIPASS for Apps mobile application security suites in Japanese banks and in other regions as well. Our gains in Japan are the product of a sustained investment in people and development. You could say it was an overnight success that was many years in the making.

We continue to win new business with DIGIPASS for Apps in every region. This solution provides the broadest array of security features, and it enables customers to select the security features that are the best match to their business needs. In addition, customers can quickly upgrade to new modules, such as risk analysis and RASP as their requirements change.

For the first six months of 2016, our revenue for DIGIPASS for Apps is close to double what it was for the first six months of 2015. And we expect that DIGIPASS for Apps will continue to gain acceptance.

We have multiple large opportunities that have the potential to close in the next 12 to 18 months. The investment in internal resources that Ken spoke of is allowing us to augment our team with many additional talented developers and strong business development people in key regions such as the U.S. We believe we have the potential to grow our business significantly with DIGIPASS for Apps, which has strong appeal to U.S. banks. We are excited by the opportunities we are developing, and we remain optimistic that we will be able to convert many of these opportunities into revenue in the future.

We are also expanding our health care team with key personnel that have extensive industry experience and important relationships with prospects and partners. We continue to add new customers and build strategic partnerships in the health care segment. And now we are seeing significant growth in our health care opportunities in the EU as well. We recently launched new solutions designed specifically for the health care market, and we have a strong product pipeline.

Brexit has been a concern of many investors. So I will comment on this. HSBC has historically been one of our major customers, and we continue to enjoy a strong relationship with the largest bank in the U.K. We sell VASCO solutions to HSBC organizations in 56 countries around the world, and most of this business is not denominated in sterling. We expect HSBC to remain strong and that Brexit will not have a significant impact on our business.

In many regions, our customers are increasing their focus on reducing costs. This is an environment that favors VASCO, and that we expect to benefit from as our solutions help our customers improve productivity and reduce expenses.

We enable our customers to realize significant efficiencies by integrating paperless processes in their business with electronic signatures and document management. And our security solutions enable secure business through online and mobile channels, which are universally more efficient and lower cost.

Our global sales team has a comprehensive platform that incorporates security for online and mobile applications, electronic signatures, identity management, and risk analysis. This powerful combination delivers effective protection against increasingly frequent and sophisticated hacker attacks and also enables our customers to manage their business in a more efficient and profitable manner, which we believe is a winning combination.

Thank you. And now I will return the call to Ken.

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

Thank you, Jan. At this time, I’d like to introduce Mark Hoyt, VASCO’s Chief Financial Officer. Mark?

Mark Hoyt - VASCO Data Security International, Inc. - CFO, Secretary, and Treasurer

Thanks, Ken. As noted earlier, revenue for the second quarter of 2016 was $54.3 million, a decrease of 17% from the second quarter of 2015. Revenue for the first 6 months was $101.1 million, a decrease of 23% for the comparable period in 2015. The mix of revenue in the second quarter led to an increase in the gross margin or gross profit as a percentage of revenue, up to 71% from 59% during the second quarter of 2015. I want to remind everyone that 2015’s results included the large Rabobank order, and that if we remove the impact of that single deal, VASCO’s revenue has grown in the low double digits year-over-year.

We continue to generate the bulk of our revenue outside of the U.S. As I compare the first six months of 2016 to the same period in 2015, you will note an increase in the share of our revenue from Asia and a corresponding decrease in EMEA in these year-over-year figures. This is the result of large contracts in Japan in 2016 and the Rabobank impact on EMEA in 2015.

For the first six months of 2016, 49% of our revenue came from EMEA; 33% from Asia; 10% from the U.S. and Canada; and 8% from other countries. For the first six months of 2016, 71% of our revenue came from EMEA; 17% from Asia; 4% from the U.S. and Canada; and 8% from other countries.

Even though majority of VASCO’s revenue was generated outside of the U.S. in the second quarter of 2016, approximately 71% of our revenue was denominated in U.S. dollars, 23% was in euros, 6% was in other currencies. Note, less than 1% of our second quarter revenue was denominated in British pounds.

Regarding FX. Demonstrating our natural hedge for the second quarter 2016, revenue and operating expenses were each approximately $200,000 higher than they would have been had exchange rates remained constant with Q2 2015 rates. Accordingly, the impact on operating income of the changes in the exchange rates related to revenue and operating expenses were approximately offsetting.

The mix of our revenue in the second quarter of 2016 compared to the second quarter of 2015 continues to be heavily weighted towards the banking market. Revenue from the banking market was 79% of our total revenue in both the second quarter and first six months of 2016 compared to 88% for comparable periods in 2015. The company had strong hardware sales in Q2 2016 with growth from Q1 2016. As both Ken and Jan noted, the growth in hardware was driven by large orders in Japan for Cronto and other DIGIPASS authenticators.

Deferred revenue for the second quarter of 2016 was $28.3 million, a decrease of $800,000 or 3% from $29.1 million at March 31, 2016, and an increase of $5.9 million or 26% from $22.4 million at the end of 2015. This quarterly reduction in deferred revenue is driven by several factors, including the lumpy nature of our software sales and software renewals.

On a consolidated basis, our operating expenses for the second quarter of 2016 were $35.1 million, an increase of $12.4 million or 55% from the second quarter of 2015. The increase in operating expenses is in line with internal expectations and is primarily related to the eSignLive acquisition and increases in headcount in R&D, and sales and marketing.

The total headcount at VASCO was 615 as of June 30, 2016, compared to 545 as of December 31, 2015. The split amongst our teams at the end of the second quarter of 2016 was 299 in sales and marketing, 231 in research and development, and 85 in general and administrative. We believe the investment in expanding our team specifically in the areas of product development and sales will strengthen our competitive position and allow us to accelerate revenue growth.

Operating income for the second quarter of 2016 was $3.4 million, a decrease of $12.4 million or 79% from $15.8 million in the second quarter of 2015. Operating income as a percent of revenue, or operating margin, was 6% for the second quarter of 2016, down from 24% from the second quarter of 2015. The company reported income tax expense of $1 million for the second quarter of 2016 compared to $2.3 million for Q2 2015. This expense reflected an effective tax rate of 26% in Q2 2016 compared to 14% in Q2 2015. The primary difference is due to eSignLive losses for which we cannot take the current tax benefits.

As of June 30, 2016, our net cash balance, including short-term investments in commercial paper, was $135.8 million, an increase of $10.6 million or 8% from $125.2 million at March 31, 2016. Our earnings before interest, taxes, depreciation and amortization, EBITDA, was $6.3 million for the second quarter of 2016, a decrease of $11.2 million or 64% from the second quarter of 2015. The company had no debt outstanding during the quarter.

Thanks for your attention. I now turn the meeting back to Ken.

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

Thank you, Mark. At this time, I would like to highlight our guidance for 2016. VASCO is reaffirming its guidance for revenue and operating margins for the full year 2016 as follows — revenue is expected to be in the range of $205 million to $215 million; and operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, is projected to be in the range of 10% to 12%.

This concludes our presentations today. We will now open the call for questions. As you may have noticed, we have kept today’s prepared comments brief to allow more time for questions. As a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) One moment please for our first question, which comes from the line of Joe Maxa with Dougherty & Company. Your line is open. Please go ahead.

Joe Maxa - Dougherty & Company - Analyst

Thank you and congrats on a nice quarter. First question is I wonder if you can give me a little more color on the strength in Japan and if that is expected to continue for the back half of this year and maybe into 2017.

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

Well, my own personal view on that is that — first, you have to understand that, that was a strategic market for us many years ago, five or six years ago, and Dan Dica, our area manager, country manager down there working with Dai Funada and his group, had a plan, had a strategy, and they are now executing on that strategy and delivering results. I think there’s still quite a bit of opportunity for expansion in our existing banks and other banks in Japan.

Jan, do you have any additional comments about that?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

No, not really. I can only repeat what you’re saying.

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

Okay, good. Thank you.

Joe Maxa - Dougherty & Company - Analyst

And a follow-up, I know you talked about a large Cronto order in Japan. So is that with the EMV card reader or not? And then are you seeing Cronto hardware sales in other countries, too?

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

Jan, you should answer that question.

Jan Valcke - VASCO Data Security International, Inc. - President and COO

So EMV is, to my knowledge, not used in Japan. So that means basically it’s traditional DIGIPASS products, with or without Cronto technology.

Joe Maxa - Dougherty & Company - Analyst

Right. That makes sense.

Mark Hoyt - VASCO Data Security International, Inc. - CFO, Secretary, and Treasurer

Just a thought for Joe there. This is Mark. We did see the Cronto order in Japan, and it was the DP 760, the “traditional” Cronto device, not the EMV reader.

Joe Maxa - Dougherty & Company - Analyst

Right.

Mark Hoyt - VASCO Data Security International, Inc. - CFO, Secretary, and Treasurer

And we’ve also seen traction in other markets as well; Japan was the largest this quarter.

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

Yes.

Operator

And our next question comes from the line of Robert Maltbie with Singular Research. Your line is open. Please go ahead.

Robert Maltbie - Singular Research - Analyst

Hello, nice quarter, folks. I wanted to ask a little bit about a couple of items. First, have you received any RFPs from the DNC? A little joke there.

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

That’s funny. That’s funny. You had me there for a second.

Robert Maltbie - Singular Research - Analyst

I guess that’s more or less email stuff, right?

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

Yes, right.

Robert Maltbie - Singular Research - Analyst

I had to, had to. I wanted to get little sense of the backlog growth, progress there. And I’m trying to confirm your nonbanking, I think you mentioned a figure of maybe 20% or so, and what the projected or what the current type of run rate is on that?

Mark Hoyt - VASCO Data Security International, Inc. - CFO, Secretary, and Treasurer

Robert, this is Mark. We saw — last year, the figures were impacted by that large Rabobank transaction. That’s why we saw 88% of our business going through our banking channel. We continue to see enterprise come up as a percent of our total sales as the Rabobank tail diminishes. And we expect that it will continue, the enterprise business, will continue to grow as we see increases in health care and our e-signature business.

Robert Maltbie - Singular Research - Analyst

Okay, thank you.

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

Okay, operator, next question. Thank you, Robert.

Operator

We do have a follow-up question from the line of Joe Maxa with Dougherty & Company. Your line is open. Please go ahead.

Joe Maxa - Dougherty & Company - Analyst

Hi, thank you. The DIGIPASS for Apps, and you talked a lot about U.S. banks over last year or so, how about an update on expectations and where that’s headed? Perhaps, is the sales cycle just taking longer than expected or maybe compare and contrast that with some other regions?

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

Well, I think that — and Jan can have his own comments here. But we’ve been working for a while on several very large transactions in various markets around the world, including the United States, driven by the strong adoption of mobile banking. So we expect to produce a lot more than we have historically in North America. Elsewhere, there are banking customers that have the older VASCO products. Many of the countries, the banks in the countries around the world are seeing the same growing adoption of mobile and the mobile platform for particularly retail banking. So, generally speaking, I’d say, we’re very, very optimistic about banking around the world. And in the United States, we have a lot of opportunity.

Jan, do you have anything to add to that?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

Well, what I maybe can add is that in most cases, in almost all cases, DIGIPASS for Apps is securing mobile banking applications and it’s really incremental to the existing business. We see in the U.S. a strong demand for our DIGIPASS for Apps. What I can add here is DIGIPASS for Apps needs a time, probably six months, for implementation in the existing mobile banking application. So, that means that we have a quite good few, even if it does not materialize today, in real large orders.

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

I think another fact that could be helpful, Joe, and the other listeners, the RASP technology, the Runtime Application Self-Protection that I’ve mentioned several times before, is a very, very popular feature as a part of our DIGIPASS for Apps. It’s one of the many functions that are available from that library of functions. Our strategy is to get the installation with a couple of the functions, primarily RASP, and get that installed and then build on that and add additional functions from DIGIPASS for Apps to the customer.

So our strategy is to have an entry point, probably using something like GPS as a function, the fingerprint, RASP, and then as time goes on, to continue adding additional functions to continue to make the user experience transparent, frictionless, and enjoyable.

Joe Maxa - Dougherty & Company - Analyst

I want to – I was hoping to get a little clarity on what you said, Jan, regarding banks today. It sounds like the six-month implementation cycle. Does that mean they already are implementing your products and it just takes six months before they’ll actually roll it out and you can generate revenue on it?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

Well, DIGIPASS for Apps has a set of SDKs. So depending what you’re taking, it takes probably six months to really to implement this to this existing banking application. We’re not talking there yet about the products. We’re talking there really about developing so that it works with the existing mobile banking applications.

Joe Maxa - Dougherty & Company - Analyst

Okay, thank you.

Operator

(Operator Instructions) We do have a follow-up question from the line of Robert Maltbie with Singular Research.

Robert Maltbie - Singular Research - Analyst

Yes, gentlemen, if you could speak a little bit to the acquisition, strategic acquisition strategy in terms of the path ahead and opportunities. I know, heretofore, it’s been focused mainly in banking, but do you expect also to look at other outside nonbanking opportunities?

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

Yes, Robert. Certainly, another very, very strong vertical for us is health care. As I mentioned before, the hackers have turned their attention to health care because having information about the patient, about the doctors is worth far more on the market where they can sell it than simple username and password. So that’s a very strategic market for us.

We have partners already that have platforms that they sell in — application platforms, that is, not security but application platforms into the hospitals, into the clinics, into the generally the healthcare market. And as partners, we have integrated and are integrating our various security to make the user experience again secure yet frictionless as best we can. That’s a very big opportunity for us.

The government is now enforcing — HIPAA, as an example, is enforcing the requirement for a strong two-factor authentication. We expect, like what we talked about before, that fairly soon, SMS as a means for security will go away. And that mean — and you know, there are a lot of — particularly in the United States in the banking business, there are a lot of banks that have been using SMS for security for authentication for a long time. Well, that doesn’t pass muster any more, so that’s a great opportunity for us.

Other verticals, government is a very strong vertical, gaming, gambling. We’re getting some traction with our identity brokering in Belgium. We are optimistic about that, being able to take on other markets around the world.

Operator

And our next question comes from the line of Matthew Galinko with Sidoti.

Matthew Galinko - Sidoti & Company - Analyst

Hey, good afternoon, guys. I guess my question is —

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

Hi, how are you doing?

Matthew Galinko - Sidoti & Company - Analyst

Questions, kind of with respect to the larger opportunities you are courting in DIGIPASS for Apps in the U.S. I’m just curious, do you see them as being more of a perpetual opportunity, a recurring opportunity? Or if at this stage in the deal cycle, you have a feel for which way they might skew?

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

You mean what they would choose in terms of a perpetual license or a term license, is that what you mean?

Matthew Galinko - Sidoti & Company - Analyst

Yes.

Ken Hunt - VASCO Data Security International, Inc. - Founder, Chairman, and CEO

You know our attitude is they can choose either one. Either one is good. We just want them as a customer, so we don’t really have a chip on our shoulder. If they want to pay us over time, like a three-year term or four-year term, we’ll accommodate them. If they want to purchase something outright, capitalize it and amortize it over time, we’ll sell it to them outright. So it’s really their choice.

Matthew Galinko - Sidoti & Company - Analyst

Fair enough. All right, that’s all for me now.

Operator

And there appear to be no further questions on the phone lines at this time.

All right. All right, thank you, operator. And everybody on the phone call, thanks for the good questions; and others that were simply in listening mode, I hope that we covered all the information that you signed on for. And as always, I want to thank the VASCO people around the world for your great attitude, your great efforts. This has just been a terrific quarter, and I thank you very, very much. Have a nice day. Bye-bye.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you all for your participation and ask that you please disconnect your line.